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                                                                     Exhibit 8.1
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                                  LAW OFFICES

                            NEAL, GERBER & EISENBERG

                            TWO NORTH LA SALLE STREET
                          CHICAGO, ILLINOIS 60602-3801
                                 (312) 269-8000
                                 www.ngelaw.com



                                December 18, 2001

Lehman Brothers Inc.
  As Representatives of the several
  Underwriters named in Schedule I
c/o Lehman Brothers Inc.
101 Hudson Street
Jersey City, New Jersey 07302


Ladies and Gentlemen:

     We are rendering the opinion contained herein with respect to General Growth Properties, Inc., a Delaware corporation (the "Company"). In so acting and in rendering the opinion expressed below, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction of such records, documents, agreements and instruments as we have deemed necessary to the rendering of these opinions including, without limitation, the representations (the "Representations") made by the Company and by certain entities in which the Company holds direct or indirect interests in, each dated December 17, 2001. Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement dated December 12, 2001, among the Company, GGP Limited Partnership and Lehman Brothers Inc., as representative of the underwriters named in Schedule I thereto.

     Based upon and subject to the Representations and the assumptions noted below, we are of the opinion that as of the date hereof, (i) each partnership in which the Company owns an interest in excess of 10 percent is properly treated
(x) as a partnership for federal income tax purposes and (y) not as a "publicly traded partnership" as defined in the Code; (ii) the statements set forth in the Prospectus under the caption "Federal Income Tax Considerations" insofar as they purport to describe the provisions of federal tax laws, legal conclusions with respect thereto and documents referred to therein, are accurate and complete in all material respects and (iii) commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its historic and proposed methods of operation have enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code and the right, in certain circumstances, of holders of interests in the Operating Partnership to exchange those interests for shares of

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December 18, 2001
Page 2


Common Stock has not caused and will not cause the Company to fail the diversity test of Section 856(a)(6) of the Code.

     The opinion expressed herein is subject to the qualification and assumption that all documents submitted to us as originals and the originals of all documents submitted to us as certified or photostatic copies are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents and all signatures are genuine.

     The opinion herein is given as of the date hereof, is based upon the Code, regulations of the Department of the Treasury (the "Treasury Regulations"), published rulings and procedures of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof. The opinion is limited to the matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated. We disclaim any obligation to update this letter for events, whether legal or factual, occurring after the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company's Current Report on Form 8-K dated December 12, 2001 and to the reference to our firm under the captions "Federal Income Tax Considerations" and "Validity of Common Stock" in the Prospectus Supplement.

     This letter is given solely for your benefit in connection with the issuance and sale of the Shares pursuant to the Underwriting Agreement. Without our prior written consent, this letter may not be used or relied upon by any other person or for any other purpose.

     Please be advised that Marshall E. Eisenberg, a partner of our firm, is the Secretary of the Company and certain of its affiliates and that certain partners of our firm and attorneys associated with our firm and members of their respective families and/or trusts for their benefit are stockholders of or are beneficial owners of equity securities of the Company or are trustees (or officers, directors or stockholders of trustees) of the Company or its affiliates.

                                       Very truly yours,


                                       /s/  NEAL, GERBER & EISENBERG